==========                                      ===============================
  FORM 3                                                  OMB APPROVAL
==========                                      ===============================
                                                 OMB Number          3235-0104
                                                 Expires:   September 30, 1998
                                                 Estimated average burden
                                                  hours per response       0.5
                                                ================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

================================================================================
1.   Name and Address of Reporting Person

     KRJ, LLC
--------------------------------------------------------------------------------
     (Last)       (First)        (Middle)

     c/o Harsha Murthy, Esq.
     Duval & Stachenfeld, LLP
     300 East 42nd Street
--------------------------------------------------------------------------------
                 (Street)

     New York,       NY          10017
--------------------------------------------------------------------------------
     (City)         (State)        (ZIP)

================================================================================
2.   Date of Event Requiring Statement (Month/Day/Year)

          January 26, 2000

================================================================================
3.   IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4.   Issuer Name and Ticker Trading Symbol

          Coyote Network Systems, Inc. (CYOE)

================================================================================
5.   Relationship of Reporting Person to Issuer (check all applicable)

     [   ]  Director                         [ X ] 10% Owner
     [   ]  Officer (give title below)       [   ] Other (specify below)


            ---------------------------

================================================================================
6.   If Amendment, Date of Original (Month/Day/Year)

================================================================================
7.   Individual or Joint/Group Filing (check applicable line)

     [   ]     Form Filed by One Reporting Person
     [ X ]     Form Filed by More than One Reporting Person

================================================================================
            Table I - Non-Derivative Securities Beneficially Owned
================================================================================


1. Title of Security    2. Amount of Securities         3. Ownership Form:            4. Nature of Indirect
   (Instr. 4)              Beneficially Owned (Instr.4)    Direct (D) or Indirect (I)    Beneficial Ownership
                                                           (Instr. 5)                    (Instr. 5)
----------------------- ------------------------------- ----------------------------- ------------------------
     Common Stock                 2,000,000                         D
----------------------- ------------------------------- ----------------------------- ------------------------

----------------------- ------------------------------- ----------------------------- ------------------------

----------------------- ------------------------------- ----------------------------- ------------------------

----------------------- ------------------------------- ----------------------------- ------------------------

==============================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).
                               Page 1 of 3 Pages                          (Over)

================================================================================
         Table II - Derivative Securities Beneficially Owned
  (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

----------------------- -------------------- -------------------------- ----------------- ----------------  -------------
1. Title of Derivative  2. Date Exercisable  3. Title and Amount of     4. Conversion or  5. Ownership      6. Nature of
   Security                and Expiration       Securities Underlying      Exercise Price    Form of           Indirect
   (Instr. 4)              Date                 Derivative Security        of Derivative     Derivative        Beneficial
                           (Month/Day/Year)     (Instr. 4)                 Security          Security:         Ownership
                                                                                             Direct (D) or     (Instr. 5)
                                                                                             Indirect (I)
                                                                                             (Instr. 5)
----------------------- -------------------- -------------------------- -----------------  ---------------  -------------
                          Date      Expir-                     Amount
                          Exer-     ation          Title         or
                          cisable   Date                       Number
                                                              of Shares
------------------------ --------- --------- ---------------- --------- ----------------  ----------------  -------------

------------------------ --------- --------- ---------------- --------- ----------------  ----------------  -------------

------------------------ --------- --------- ---------------- --------- ----------------  ----------------  -------------

------------------------ --------- --------- ---------------- --------- ----------------  ----------------  -------------

------------------------ --------- --------- ---------------- --------- ----------------  ----------------  -------------

-------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) Pursuant to Instruction 5 (b)(v), this Form 3 is filed jointly by all of the undersigned (collectively, the "Reporting Persons"), who may be deemed to be members of a "group" pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. KRJ, LLC ("KRJ") has been designated to make the filing of this Form 3.

                                      KRJ, LLC

                                      By:  /s/ Robert Loonin           02/07/00
                                      -------------------------------  --------
                                      Name:  Robert Loonin               Date
                                      Title: Managing Member
                                      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78 ff(a).



                                     Page 2 of 3 Pages

Joint Filer Information

Name:               KRJ, LLC

Address:            c/o Harsha Murthy, Esq.
                    300 East 42nd Street, 3rd Floor
                    New York, NY 10017

Designated Filer:   KRJ, LLC

Date of Event Requiring Statement:      01/26/2000

Issuer and Ticker or Trading Symbol:    Coyote Network Systems, Inc. ("CYOE")

Signature:          KRJ, LLC


                    By:  /s/ Robert Loonin
                         ------------------------------
                         Robert Loonin, Managing Member

Name:               Robert Loonin

Address:            c/o Harsha Murthy, Esq.
                    300 East 42nd Street, 3rd Floor
                    New York, NY 10017

Designated Filer:   KRJ, LLC

Date of Event Requiring Statement:      01/26/2000

Issuer and Ticker or Trading Symbol:    Coyote Network Systems, Inc. ("CYOE")


Signature:          /s/ Robert Loonin
                    -----------------------------------
                    ROBERT LOONIN




                               Page 3 of 3 Pages